Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

ARAMARK Corporation:

We consent to the use of our report dated November 20, 2006, except as to Note 16, which is as of June 6, 2007, with respect to the consolidated balance sheets of ARAMARK Corporation and subsidiaries as of September 30, 2005 and September 29, 2006, and the related consolidated statements of income, cash flows and shareholders’ equity for each of the fiscal years in the three-year period ended September 29, 2006, and the related financial statement schedule, included herein and to the reference to our firm under the heading “Experts” in the registration statement. Our audit report on the consolidated financial statements refers to accounting changes as a result of the adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment and Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 23, 2007